Exhibit 99.1

Elicio Therapeutics Announces Completion of Phase 2 AMPLIFY-7P Study Enrollment

Phase 2 randomized study of ELI-002 enrolled 135 patients; formal interim analysis of disease-free survival (“DFS”) expected in H1 2025

BOSTON – Dec. 3, 2024 – Elicio Therapeutics, Inc. (Nasdaq: ELTX, “Elicio Therapeutics” or “Elicio”), a clinical-stage biotechnology company developing a pipeline of novel immunotherapies for the treatment of cancer, today announced the completion of enrollment in the Phase 2 AMPLIFY-7P study (NCT05726864). The randomized Phase 2 study is evaluating a 7-peptide formulation of ELI-002 (ELI-002 7P) in patients with mutant KRAS (“mKRAS”)-driven pancreatic ductal adenocarcinoma (“PDAC”) who are at high risk of relapse following surgery. Elicio previously reported AMPLIFY-7P Phase 1a study results demonstrating a favorable safety profile, robust T-cell responses, antigen spreading and encouraging preliminary DFS data in PDAC patients.

“We are pleased to announce the completion of enrollment in our lead ELI-002 Phase 2 AMPLIFY-7P study. The speed of study enrollment exceeded our expectations, reflecting high levels of investigator and patient interest in an off-the-shelf monotherapy treatment option for patients who completed neoadjuvant, perioperative, or adjuvant chemotherapy,” said Christopher Haqq, M.D., Ph.D., Elicio’s Executive Vice President, Head of Research and Development and Chief Medical Officer. “We are now eagerly looking forward to the pre-planned interim data analysis as we continue working to bring this potentially transformative vaccine to cancer patients.”

The Phase 2 AMPLIFY-7P study is a multicenter, open-label, randomized trial designed to evaluate the safety, tolerability and efficacy of ELI-002 7P. The trial enrolled a total of 135 PDAC patients, who were randomized 2:1 to receive subcutaneous injections of ELI-002 7P versus standard of care observation. Patients randomized to observation are eligible to cross-over to ELI-002 7P treatment in the event of confirmed disease progression. All patients enrolled in the study had undergone successful (R0/R1) resection of locoregional PDAC (Stages I, II, or III) harboring KRAS mutations—including G12D, G12R, G12V, G12C, G12A, G12S or G13D—and enrollment was agnostic of minimal residual disease (“MRD”) status. These patients are known to remain at high risk of disease recurrence.

The primary endpoint of the Phase 2 trial is DFS. Key secondary and exploratory endpoints include serum tumor biomarker responses, overall survival, and vaccine immunogenicity. The first patient to enroll in the Phase 2 study was dosed in January 2024.

A formal interim Phase 2 analysis, including DFS, reviewed by the study’s Independent Data Monitoring Committee, is on track for the first half of 2025. Possible outcomes include: (1) successfully achieving pre-specified criteria for reporting primary endpoint analysis; (2) continuing to final DFS analysis, expected in the second half of 2025; or (3) meeting pre-specified criteria for futility. Results from the single-arm Phase 1a portion of AMPLIFY-7P, including translational data highlighting the relationship between vaccine immunogenicity and DFS, were recently presented at the Society for Immunotherapy of Cancer (“SITC”) 2024 Annual Meeting.

About Elicio Therapeutics

Elicio Therapeutics, Inc. (Nasdaq: ELTX) is a clinical-stage biotechnology company advancing novel immunotherapies to prevent the recurrence of high-prevalence cancers, including mKRAS-positive pancreatic and colorectal cancers. Elicio intends to build on recent clinical successes in the personalized cancer vaccine space to develop effective, off-the-shelf vaccines. Elicio’s Amphiphile (“AMP”) technology aims to enhance the education, activation, and amplification of cancer-specific T cells relative to conventional vaccination strategies, with the goal of promoting durable cancer immunosurveillance in patients. Elicio’s ELI-002 lead program is an off-the-shelf vaccine candidate targeting the most common KRAS mutations, which drive approximately 25% of all solid tumors. ELI-002 is being studied in an ongoing, randomized clinical trial in patients with mKRAS-positive pancreatic cancer who completed standard therapy but remain at high risk of relapse. Elicio’s pipeline includes additional off-the-shelf therapeutic cancer vaccines, including ELI-007 and ELI-008, that target BRAF-driven cancers and p53 hotspot mutations, respectively. For more information, please visit www.elicio.com.

About ELI-002

Our lead product candidate, ELI-002, is a structurally novel investigational AMP cancer vaccine that targets cancers that are driven by mutations in the KRAS-gene—a prevalent driver of many human cancers. ELI-002 is comprised of two powerful components that are built with our AMP technology consisting of AMP-modified mutant KRAS peptide antigens and ELI-004, an AMP-modified CpG oligodeoxynucleotide adjuvant that is available as an off-the-shelf subcutaneous administration.

ELI-002 2P (2-peptide formulation) has been studied in the Phase 1 (AMPLIFY-201) trial in patients with high relapse risk mKRAS-driven solid tumors, following surgery and chemotherapy (NCT04853017). ELI-002 7P (7-peptide formulation) is currently being studied in a Phase 1/2 (AMPLIFY-7P) trial in patients with mKRAS-driven pancreatic cancer (NCT05726864). The ELI-002 7P formulation is designed to provide immune response coverage against seven of the most common KRAS mutations present in 25% of all solid tumors, thereby increasing the potential patient population for ELI-002.

About the Amphiphile Platform

Our proprietary AMP platform delivers investigational immunotherapeutics directly to the “brain center” of the immune system – the lymph nodes. We believe this site-specific delivery of disease-specific antigens, adjuvants and other immunomodulators may efficiently educate, activate and amplify critical immune cells, potentially resulting in induction and persistence of potent adaptive immunity required to treat many diseases. In preclinical models, we have observed lymph node-specific engagement driving therapeutic immune responses of increased magnitude, function and durability. We believe our AMP lymph node-targeted approach will produce superior clinical benefits compared to immunotherapies that do not engage the lymph nodes based on preclinical studies.

Our AMP platform, originally developed at the Massachusetts Institute of Technology, has broad potential in the cancer space to advance a number of development initiatives through internal activities, in-licensing arrangements or development collaborations and partnerships.

The AMP platform has been shown to deliver immunotherapeutics directly to the lymph nodes by latching on to the protein albumin, found in the local injection site, as it travels to lymphatic tissue. In preclinical models, we have observed lymph node-specific engagement driving immune responses of increased magnitude, function and durability.

Cautionary Note on Forward-Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding Elicio’s planned clinical programs, including planned clinical trials, the potential of Elicio’s product candidates, and other statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Elicio undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify these forward-looking statements that are intended to be covered by the safe-harbor provisions of the PSLRA. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, Elicio’s financial condition, including its anticipated cash runway and ability to obtain the funding necessary to advance the development of ELI-002 and any other future product candidates, and Elicio’s ability to continue as a going concern; Elicio’s plans to develop and commercialize its product candidates, including ELI-002; the timing of initiation of Elicio’s planned clinical trials; the timing of the availability of data from Elicio’s clinical trials, including the timing of the pre-planned formal interim Phase 2 AMPLIFY-7P data analysis in the first half of 2025 and the possible outcomes following such analysis; the timing of any planned investigational new drug application or new drug application; Elicio’s plans to research, develop and commercialize its current and future product candidates; and Elicio’s estimates regarding future revenue, expenses, capital requirements and need for additional financing.

New factors emerge from time to time, and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in the Annual Report on Form 10-K filed with the SEC on March 29, 2024, as amended on April 29, 2024, under the heading “Risk Factors”, and any subsequent reports and other documents filed from time to time with the SEC. Forward-looking statements included in this release are based on information available to Elicio as of the date of this release. Elicio does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this release, except to the extent required by law.

Investor Relations Contact

Carlo Tanzi, Ph.D.

ctanzi@kendallir.com